SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549


                              FORM 12b-25

                                     Commission File Number:  000-02290
                                                              ---------

                      NOTIFICATION OF LATE FILING

     (Check One): [X] Form 10-K  [ ]  Form 11-k  [ ]  Form 2-F
[ ]  Form 10-Q  [ ]  Form N-SAR

For Period Ended:
                        December 31, 1997
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[ ] Transition Report on Form 10-K [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
______________________________________________________________________

        READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                         PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________

______________________________________________________________________


                    PART I.  REGISTRANT INFORMATION


Full name of registrant

             Efficiency Lodge, Inc.
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Former name if applicable

            Southern Acceptance Corporation
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Address of principal executive office (STREET AND NUMBER)

            5342 Old Floyd Road
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City, State and Zip Code

             Mableton, Georgia  30126
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                   PART II.  RULE 12B-25 (B) AND (C)



     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[x]
     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report on Form 10-K, will be filed on or before the 15th calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                         PART III.  NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The preparation of the 10-K Report has taken longer than anticipated, and therefore, the resources reasonably available to the Registrant for the preparation of the EDGAR filing are unable to assist the Registrant within the time remaining for a timely filing. Consequently, the Registrant has been unable to file its Form 10-KSB within the prescribed time for the year ended December 31, 1997. The reasons causing the Registrant to be unable to file timely could not be eliminated without unreasonable effort or expense. The subject annual report will be filed no later than the fifteenth calendar day following the prescribed due date.

                      PART IV.  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

            W. Ray Barnes                (770)          819-0039
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              (Name)                   (Area Code)  (Telephone number)

     (2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                         [x] Yes   [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes   [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

For explanation, see attached Exhibit 1.

                   EFFICIENCY LODGE, INC.
             -------------------------------------------
             (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date

   March 31, 1997
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     /s/ W. Ray Barnes
By   W. Ray Barnes
     President and Chief Executive Officer
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